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                                                                [EXECUTION COPY]


          The security represented by this instrument was originally issued on July 7, 2000, and has not been registered under the Securities Act of 1933, as amended. The transfer of such security is subject to the conditions specified in the Note and Warrant Purchase Agreement, dated as of July 7, 2000 (as amended and modified from time to time), between the issuer hereof (the "Company"), Asche Transportation Services, Inc. and the initial holder hereof, and the Company reserves the right to refuse the transfer of such security until such conditions have been fulfilled with respect to such transfer. Upon written request, a copy of such conditions shall be furnished by the Company to the holder hereof without charge.

          This instrument is subject to the terms of a Subordination and Intercreditor Agreement, dated as of July 7, 2000, in favor of Mellon Bank, N.A., as agent which agreement (as amended in accordance with its terms) is incorporated herein by reference. Notwithstanding any statement to the contrary contained in this instrument, no payment on account of the obligations hereunder whether of principal, interest or otherwise, shall be made, paid, received or accepted except in accordance with the express terms of the Subordination and Intercreditor Agreement.


                    SPECIALTY TRANSPORTATION SERVICES, INC.

                        CONVERTIBLE SENIOR SUBORDINATED
                                PROMISSORY NOTE
                         ----------------------------


July 7, 2000                                                          $7,000,000


          FOR VALUE RECEIVED, Specialty Transportation Services, Inc., an Illinois corporation (the "Company"), promises to pay to Churchill Environmental
                           -------
& Industrial Equity Partners, L.P., a Delaware limited partnership or its assigns (the "Holder"), the principal amount of Seven Million Dollars
              ------
($7,000,000) together with interest thereon calculated from the date hereof in accordance with the provisions of this Note payable on July 7, 2007 (the "Maturity Date"). In the event that any payment of principal and/or interest
--------------
hereunder is not paid when due as provided for herein, and without affecting any of the Holder's other rights and remedies, the unpaid principal balance hereof shall thereafter accrue interest at the default rate (the "Default Rate")
                                                           ------------
specified in the Purchase Agreement (as defined below).

          This Note was issued pursuant to a Note and Warrant Purchase Agreement, dated as of July 7, 2000 (as amended and modified from time to time, the "Purchase Agreement"), among the Company, Asche Transportation Services,
     ------------------
Inc. and the Holder, and this Note is one of the "Notes" referred to in the Purchase Agreement. The Purchase Agreement contains terms governing
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the rights of the Holder, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise defined herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

          1.  Payment of Interest.
              -------------------

          (a) Generally.  Interest shall accrue at the interest rate per annum
              ---------
announced from time to time by Mellon Bank, N.A. as its prime rate or the Default Rate as provided in the Purchase Agreement (in each case, computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the Holder all accrued interest on the last day of each March, June, September and December, beginning September 30, 2000. Unless prohibited under applicable law, any accrued interest which is not paid (either in cash or by the issuance of PIK Notes pursuant to paragraph 1(b) below) on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note until such interest is paid (either in cash or by the issuance of PIK Notes pursuant to paragraph 1(b) below). Any accrued interest which for any reason has not theretofore been paid (either in cash or by the issuance of PIK Notes pursuant to paragraph 1(b) below) shall be paid in full on the date on which the final principal payment on this Note is made. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the Holder.

          (b) PIK Notes.  If at any time the Company is prohibited from paying
              ---------
interest in cash hereunder pursuant to the Subordination Agreement, the Company shall, and if not so prohibited, the Company in its sole discretion may, in lieu of the payment in whole or in part of interest in cash on this Note, pay interest on this Note through the issuance of additional promissory notes of like tenor ("PIK Notes"). The PIK Notes (if any) shall be issued in an
             ---------
aggregate principal amount equal to the amount of interest which has accrued with respect to this Note (less any cash interest payments), and the terms of all PIK Notes shall be otherwise substantially similar to the Note (including but not limited to the payment of principal on July 7, 2007).

          2.  Payment of Principal.  The Company shall pay the principal amount
              ---------------------
of $7,000,000 (or such lesser principal amount then outstanding) to the Holder on July 7, 2007 together with all accrued and unpaid interest on the principal amount being repaid. The voluntary payment of any principal amount of this Note by the Company prior to July 7, 2007, shall not be permitted without the prior consent of the Holder.

          3.  Conversion.  The Holder may convert all or any portion of the
              ----------
outstanding principal amount of this Note in accordance with the terms of the Purchase Agreement until such time as such principal amount has been paid in full.

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          4.  Subordination.  The indebtedness evidenced by this Note is
              -------------
subordinate and junior in right of payment to the Company's Senior Debt to the extent and in the manner set forth in the Intercreditor and Subordination Agreement dated July 7, 2000 among the Company, the Holder and Mellon Bank, N.A., as agent.

          5.  Events of Default and Remedies.  Upon the occurrence of an Event
              ------------------------------
of Default (as defined in the Purchase Agreement), the Holder shall be entitled to take such actions and enforce such remedies as are set forth in the Purchase Agreement and the Security Agreement.

          6.  Amendment and Waiver.  The provisions of this Note may be amended
              --------------------
and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Holder.

          7.  Cancellation.  After all principal and accrued interest at any
              ------------
time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued, unless and to the extent that any such payments are required by law or under the Subordination Agreement to be returned to the Company or otherwise disgorged.

          8.  Payments.  All payments to be made to the Holder shall be made in
              --------
the lawful money of the United States of America in immediately available funds.

          9.  Place of Payment.  Payments of principal and interest shall be
              ----------------
delivered to the Holder at the following address:

                    Churchill Environmental & Industrial Equity Partners, L.P.
                    Attn:  Melissa M. White
                    333 South 7/th/ Street, Suite 3100
                    Minneapolis, MN 55402
                    Telephone: 612/673-6734
                    Telecopier: 612/673-6630

or to such other address or to the attention of such other Person as specified by prior written notice to the Company.

          IN WITNESS WHEREOF, the Company has executed and delivered this Note on July 7, 2000.

                                    SPECIALTY TRANSPORTATION SERVICES, INC.


                                    By: ________________________________
                                    Its: ________________________________

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